UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020 (August 24, 2020)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	000-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta,	Ohio	45750-0738
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(740)	373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PEBO	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported in a Current Report on Form 8-K filed by Peoples Bancorp Inc. (“Peoples”) on August 24, 2020 (the “August 24, 2020 Form 8-K”), the Boards of Directors of Peoples and its subsidiary, Peoples Bank, elected Katie Bailey to the position of Executive Vice President, Chief Financial Officer and Treasurer of each of Peoples and Peoples Bank, in each case effective October 1, 2020. In connection with her election to these positions, Ms. Bailey also became an executive officer of Peoples effective October 1, 2020.
As contemplated in the August 24, 2020 Form 8-K, this amendment to such Form 8-K serves to disclose the compensation arrangements entered into or amended in connection with Ms. Bailey’s election to her new positions. The Compensation Committee of Peoples’ Board of Directors approved each of the compensation arrangements described below effective as of October 1, 2020.
Ms. Bailey will receive an annual base salary of $250,000. Additionally, Ms. Bailey was granted 10,000 restricted common shares of Peoples on October 1, 2020, with vesting of the restricted common shares to occur on October 1, 2023, if she remains employed by Peoples or one of its subsidiaries on that date.
Ms. Bailey is a participant in Peoples’ annual incentive program for 2020. Her potential cash incentive award will be based on the “balanced scorecard” approach described in Peoples’ Proxy Statement for the 2020 Annual Meeting of Shareholders, which is applicable to the other executive officers of Peoples, and will be weighted 70% for the attainment of corporate performance goals and 30% for the attainment of specific individual performance goals. The potential cash payout to Ms. Bailey for performance in 2020 as a percentage of her 2020 annual base salary will be adjusted based on the portion of 2020 that Ms. Bailey served as an Executive Vice President of Peoples (three months) and the portion of 2020 that she served as a Senior Vice President of Peoples (nine months) such that her potential cash payout would be 7.4% of her 2020 annual base salary for achieving the Threshold level of performance, 29.4% for achieving the Target level of performance and 44.1% for achieving the Maximum level of performance.
Ms. Bailey will also be eligible to participate in Peoples’ annual incentive program for 2021. Her potential cash incentive award will be based on the same “balanced scorecard” approach, which is applicable to the other executive officers of Peoples, and will be weighted 70% for the attainment of corporate performance goals and 30% for the attainment of specific individual performance goals. The potential cash payout to Ms. Bailey for performance in 2021 as a percentage of her 2021 annual base salary would be 8.8% for achieving the Threshold level of performance, 35% for achieving the Target level of performance and 52.5% for achieving the Maximum level of performance.
Ms. Bailey is a participant in Peoples’ long-term incentive program for 2020 pursuant to which participants will earn awards for 2020 performance in the form of restricted common shares granted under the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan, with the number of restricted common shares earned by each participant based on both corporate and individual performance results for 2020.
Ms. Bailey will also be eligible to participate in Peoples’ long-term incentive program for 2021 pursuant to which participants will earn awards for 2021 performance in the form of restricted common shares granted under the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan, with the number of restricted common shares earned by each participant based on both corporate and individual performance results for 2021.
Ms. Bailey will be eligible to participate in Peoples’ Executive Health Program for the executive officers.
Change in Control Agreement with Katie Bailey
Peoples executed a change in control agreement with Ms. Bailey, which was effective on October 1, 2020. The change in control agreement provides that, if Ms. Bailey is terminated by Peoples or its successors for any reason other than cause (as defined in the change in control agreement) or by Ms. Bailey for good reason (as defined in the change in control agreement), within six months prior to or within 24 months after a defined change in control occurs, Peoples will provide the following benefits: (i) a lump-sum cash payment of two times the amount of Ms. Bailey’s base annual compensation (as defined in the change in control agreement), payable within 30 days following Ms. Bailey’s termination date with such payment delayed until the first business day of the seventh month following the termination date if Ms. Bailey is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended; and (ii) continuing participation in life, medical and dental insurance for a period of 12 months substantially in the same form and expense to Ms. Bailey as that received prior to the termination of employment date.
Under the terms of the change in control agreement, Ms. Bailey is subject to a non-compete covenant for a period of one year following the termination of employment date, under which she will not be permitted to directly or indirectly engage in the business of banking or any other business in which Peoples or any of its subsidiaries directly or indirectly engages during the term of Ms. Bailey’s agreement within the geographic market of Peoples and its subsidiaries on the termination of employment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	October 2, 2020	By:/s/	CHARLES W. SULERZYSKI
Charles W. Sulerzyski
President and Chief Executive Officer